Exhibit 8.1

                      [Letterhead of Sullivan & Worcester]





                                                                   June 21, 2001




Senior Housing Properties Trust
SNH Capital Trust I
c/o Senior Housing Properties Trust
400 Centre Street
Newton, Massachusetts  02458

Ladies and Gentlemen:

         In connection with the registration by Senior Housing Properties Trust, a Maryland real estate investment trust (the "Company"), and SNH Capital Trust I (the "Trust"), of $25,000,000 of 10.125% Trust Preferred Securities due June 15, 2041 (the "Trust Preferred Securities"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "SEC") as
Exhibit 8.1 to the Company's Current Report on Form 8-K, to be filed within one week of the date hereof, under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The Trust Preferred Securities represent undivided beneficial interests in the assets of the Trust. The Trust's assets will consist of up to $29,639,200 (including exercise of the over-allotment option) aggregate principal amount of 10.125% junior subordinated debentures due June 15, 2041 (the "Junior Subordinated Debentures") to be issued by the Company. We have acted as counsel for the Company and the Trust in connection with the Registration Statement on Form S-3, File No. 333-60392 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used in this opinion letter and not otherwise defined herein have the same meaning as set forth in the Registration Statement.

         We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of corporate records, certificates and statements of officers and accountants of the Company and the Trust and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. In doing so, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents

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Senior Housing Properties Trust
SNH Capital Trust I
June 21, 2001
Page 2


submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. Specifically, and without limiting the generality of the foregoing, we have reviewed: (i) the declaration of trust, as amended and restated, and the by-laws, as amended and restated, of the Company; (ii) the declaration of trust, as amended and restated, of the Trust; (iii) the prospectus supplement dated June 18, 2001 (the "Prospectus Supplement") to the final prospectus dated May 21, 2001 (as supplemented by the Prospectus Supplement, the "Prospectus") which forms a part of the Registration Statement;
(iv) the Certificate of Trust of the Trust; (v) the form of the Trust Preferred Securities and Trust common securities and specimen certificates thereof; (vi) the Guarantee Agreement, the Agreement as to Expenses and Liabilities, and the Junior Subordinated Indenture, as supplemented; and (vii) the Underwriting Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion (the foregoing items (i) through (vii), collectively, the "Offering Documents"); and (viii) the section in the Company's Form 10-K for the year ended December 31, 2000 (the "Annual Report") captioned "Federal Income Tax Considerations."

         The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, the "Tax Laws"). No assurance can be given that the Tax Laws will not change. In preparing the discussions with respect to Tax Laws matters in the section of the Annual Report captioned "Federal Income Tax Considerations" and in the section of the Prospectus Supplement captioned "Federal Income Tax Considerations," we have made certain assumptions and expressed certain conditions and qualifications therein, all of which assumptions, conditions and qualifications are incorporated herein by reference. With respect to all questions of fact on which our opinion is based, we have assumed the initial and continuing truth, accuracy and completeness of:
(i) the information set forth in the Annual Report, the Offering Documents, and in the documents incorporated therein by reference; (ii) representations made to us by officers of the Company or contained in the Annual Report or Offering Documents, in each such instance without regard to qualifications such as "to the best knowledge of" or "in the belief of"; and (iii) the assumption that the Offering Documents have been and will continue to be fully complied with by all parties thereto without amendment or waiver, and that there are not any other arrangements, understandings, or agreements among any of the parties thereto other than those expressly set forth in the Offering Documents.

         We have relied upon, but not independently verified, the foregoing assumptions. If any of the foregoing assumptions are inaccurate or incomplete for any reason, or if the issuance of the Trust Preferred Securities and Junior Subordinated Debentures is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

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Senior Housing Properties Trust
SNH Capital Trust I
June 21, 2001
Page 3


         Based solely upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law:

         1. The Trust will be classified as a grantor trust and not as an association subject to tax as a corporation. Accordingly, each holder of Trust Preferred Securities will generally be considered the owner of an undivided interest in the Junior Subordinated Debentures.

         2. The Junior Subordinated Debentures will be classified as indebtedness of the Company.

         3. The discussion with respect to Tax Laws matters in the section of the Annual Report captioned "Federal Income Tax Considerations," as supplemented by the discussion in the Prospectus Supplement captioned "Federal Income Tax Considerations," in all material respects is accurate and fairly summarizes the Tax Laws issues addressed therein.

         Our opinion above is limited to the matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters or any other transactions. Further, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in the Tax Laws.

         We hereby consent to the incorporation of this opinion by reference as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus, and to the incorporation of this opinion by reference in the Company's Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC promulgated thereunder.

                                          Very truly yours,

                                          /s/ SULLIVAN & WORCESTER LLP
                                          SULLIVAN & WORCESTER LLP